Exhibit 99.1

Chico’s FAS, Inc. Reports Third Quarter Results

•	Reports third quarter EPS of $0.05 per diluted share

•	Maintains strong cash position

•	Updates full-year outlook

Fort Myers, FL - November 28, 2018 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2018 third quarter ended November 3, 2018.
For the thirteen weeks ended November 3, 2018 (the “third quarter”), the Company reported net income of $6.5 million, or $0.05 per diluted share, compared to net income of $16.7 million, or $0.13 per diluted share, for the thirteen weeks ended October 28, 2017 (“last year’s third quarter”).
For the thirty-nine weeks ended November 3, 2018, the Company reported net income of $52.3 million, or $0.41 per diluted share, compared to net income of $73.0 million, or $0.57 per diluted share, for the thirty-nine weeks ended October 28, 2017.
Results for the thirteen and thirty-nine weeks ended November 3, 2018 include a favorable tax benefit of approximately $4.9 million, or $0.04 per diluted share, related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Results for the thirteen and thirty-nine weeks ended October 28, 2017 include the unfavorable impact of hurricanes Harvey, Irma and Maria (collectively, the “Hurricanes”) of approximately $5.0 million after-tax, or $0.04 per diluted share.
“Brand performance in the third quarter was mixed,” said Shelley Broader, CEO and President of the Company. “Soma again performed well and better than expectations, and White House Black Market is continuing its brand repositioning. However, our Chico’s brand did not deliver the sales we anticipated, which led to total Company results that were below expectations.”
Ms. Broader continued, “The initial emphasis that we selected for our Chico’s brand repositioning has not resonated with our broader target customer base. So, we are course correcting by implementing a performance improvement plan that includes brand leadership changes and adjustments to our product offering, marketing strategy and assortment architecture to better meet expectations for all customers who shop the Chico’s brand. Our attention is keenly focused on establishing a record of consistent top line growth across all three of our brands.”

Chico’s Brand Performance Improvement Plan
Following the Chico’s brand refresh in February 2018, merchandise and marketing were heavily weighted to boho styles, bold colors and original artisanal prints. The Company has determined that this shift was successful in attracting new customers and in reactivating some customers who aspired to the brand’s heritage. However, there was not enough depth in clean, classic polished silhouettes or in basics and top key items to appeal to the brand’s more polished and traditional customers.
Accordingly, the Company has implemented the following actions to improve performance at the Chico’s brand:

•
Initiated a leadership transition for the Chico’s brand. As separately announced today, Diane Ellis is departing as the Chico’s brand president, effective November 30, 2018. The Company has initiated a search to identify a new Chico’s brand president. In the interim, the Chico’s brand will be led by Ms. Broader.

•	Adjusted the spring assortments to appropriately balance its merchandise architecture, reducing planned receipts and chasing more classic merchandise that is performing well.

•
Repositioned marketing touchpoints to be more inclusive of all customers by adjusting in-store merchandising and display, print and digital media to feature more clean, classic silhouettes along with boho artisanal styling.

•	Adjusted planning and allocation strategies to improve in-stock and stronger penetration in basics and top key items.

Other Third Quarter Business Highlights

•
Soma reported positive comparable sales of 2.4%. This better-than-expected performance was primarily driven by the ongoing success of the EnblissTM collection and Cool NightsTM sleepwear. October was the brand’s fifth consecutive month of positive comparable sales.

•	White House Black Market is continuing with its brand repositioning. Merchandise margins improved significantly, driven by better full-price selling compared to last year’s third quarter.

•	The Company’s Endless Aisle, or shared inventory system, has been connected to all stores enabling customers to purchase online and ship from store, and is exceeding management’s expectations.

•
The Company continued to advance its omni-channel capabilities with the launch of Client Book, an enhanced platform that provides digitized clienteling tools to store associates to personalize the customer experience. With Client Book, store associates now offer customers personalized online store fronts of curated product based on their attributes and prior purchase behavior, as well as the opportunity to work online with a personal stylist. Full rollout to all stores is expected in the first quarter of fiscal 2019.

Net Sales
For the third quarter, net sales were $499.9 million compared to $532.3 million in last year’s third quarter, a decrease of 6.1%. Excluding the 1.6%, or $9.1 million, impact of the Hurricanes from last year’s third quarter, sales decreased 7.7% in the third quarter, which primarily reflects a comparable sales decline of 6.8% as well as the impact of 43 net store closures since last year’s third quarter. The comparable sales decline was driven by a decrease in transaction count and lower average dollar sale.

Comparable Sales

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018 (1)	October 28, 2017	November 3, 2018 (1)	October 28, 2017
Chico's	(10.2)%	(5.8)%	(6.4)%	(8.3)%
White House Black Market	(5.1)%	(14.1)%	(5.1)%	(11.5)%
Soma	2.4%	(1.7)%	(1.6)%	(1.1)%
Total Company	(6.8)%	(8.2)%	(5.3)%	(8.4)%
(1) Comparable sales for the thirteen and thirty-nine weeks ended have been adjusted to eliminate the impact of the calendar shift due to the 53rd week in fiscal 2017. Fiscal 2018 comparable sales represent sales for the thirteen and thirty-nine weeks ended November 3, 2018 compared to sales for the thirteen and thirty-nine weeks ended November 4, 2017.

Gross Margin
For the third quarter, gross margin was $181.0 million, or 36.2% of net sales, compared to $196.7 million, or 37.0% of net sales, in last year’s third quarter. This 80 basis point decrease was primarily driven by an improvement in maintained margin that was more than offset by costs related to the continued expansion of our omni-channel programs.

Selling, General and Administrative Expenses
For the third quarter, selling, general and administrative (“SG&A”) expenses were $178.4 million, or 35.7% of net sales, compared to $171.4 million, or 32.3% of net sales, for last year’s third quarter. This increase of $7.0 million, or 340 basis points, primarily reflects investments in marketing as well as contract termination and legal costs.

Income Tax Expense
For the third quarter, the $3.8 million income tax benefit resulted in an effective tax rate of (141.7)% compared to 32.9% for last year’s third quarter. The reduction in the effective tax rate for the third quarter was primarily due to the acceleration of income tax deductions into the 2017 federal income tax return as a result of the Tax Act.

Cash, Marketable Securities and Debt
At the end of the third quarter, cash and marketable securities totaled $228.9 million, an increase of $42.8 million compared to last year’s third quarter, while debt totaled $61.3 million, a decrease of $11.1 million from last year’s third quarter. This $42.8 million increase in cash and marketable securities primarily reflects cash generated from operating activities, partially offset by cash utilized for capital expenditures, return of cash to shareholders and debt payments.

Inventories
At the end of the third quarter, inventories totaled $266.1 million compared to $265.0 million at the end of last year’s third quarter. This $1.1 million, or 0.4%, increase primarily reflects the timing of product liquidations through a third party.

Fiscal 2018 Fourth Quarter and Full-Year Outlook
The Company expects to see some immediate benefit from its Chico's brand performance improvement actions in the fiscal 2018 fourth quarter. Given the timing of adjustments that are now being made, the Company expects it to be spring of fiscal 2019 before meaningful improvement in the Chico’s brand performance is visible in the Company’s results.
For the fiscal 2018 fourth quarter, the Company anticipates a mid-teen decline in net sales, which includes the negative impact of the 53rd week of $29 million in fiscal 2017, and a high single-digit decline in consolidated comparable sales.

The Company anticipates gross margin rate as a percent of net sales to decline approximately 400 to 500 basis points in the fiscal 2018 fourth quarter compared to the fiscal 2017 fourth quarter, primarily driven by our omni-channel programs and deleverage of fixed costs from lower sales. The Company also expects SG&A expenses to decrease approximately $10 million to $15 million compared to the prior year period, primarily due to the 53rd week in fiscal 2017.
For full-year fiscal 2018, the Company anticipates a high single-digit decline in net sales and a mid single-digit decline in consolidated comparable sales. The Company expects gross margin rate as a percent of net sales to decline approximately 120 to 140 basis points over fiscal 2017. The Company also expects SG&A expenses to be approximately flat compared to fiscal 2017.
The Company anticipates capital expenditures to be $50 million to $60 million, primarily driven by store reinvestments and technology enhancements. Inventory is expected to increase compared to the prior year period as a result of the timing of the Chinese New Year and stronger penetration in basics and top key items. The Company estimates a fiscal 2018 tax rate in the range of 20% to 25%.

Conference Call Information
The Company is hosting a live conference call on Wednesday, November 28, 2018 beginning at 8:30 a.m. EST to review the operating results for the third quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Chico’s FAS, Inc. corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 4706952, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:30 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market and Soma is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of November 3, 2018, the Company operated 1,431 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader’s quotes and in the section entitled “Chico’s Brand Performance Improvement Plan” and “Fiscal 2018 Fourth Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment, including the expected impact of U.S. tax reform; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives, sales initiatives and multi-channel strategies, including the Chico’s Brand Performance Improvement Plan; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful leadership transition for the Chico’s brand and successful integration of the new members of our senior management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange

Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 3, 2018		October 28, 2017		November 3, 2018		October 28, 2017
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$259,503	51.9%	$284,560	53.5%	$847,247	52.8%	$896,904	53.0%
White House Black Market	167,805	33.6	175,265	32.9	519,391	32.3	552,993	32.6
Soma	72,569	14.5	72,462	13.6	239,774	14.9	244,699	14.4
Total Net Sales	499,877	100.0	532,287	100.0	1,606,412	100.0	1,694,596	100.0
Cost of goods sold	318,899	63.8	335,585	63.0	1,001,699	62.4	1,051,380	62.0
Gross Margin	180,978	36.2	196,702	37.0	604,713	37.6	643,216	38.0
Selling, general and administrative expenses	178,394	35.7	171,424	32.3	538,902	33.5	527,605	31.2
Income from Operations	2,584	0.5	25,278	4.7	65,811	4.1	115,611	6.8
Interest income (expense), net	97	0.0	(388)	0.0	(458)	0.0	(1,286)	(0.1)
Income before Income Taxes	2,681	0.5	24,890	4.7	65,353	4.1	114,325	6.7
Income tax (benefit) provision	(3,800)	(0.8)	8,200	1.6	13,100	0.8	41,300	2.4
Net Income	$6,481	1.3%	$16,690	3.1%	$52,253	3.3%	$73,025	4.3%
Per Share Data:
Net income per common share-basic	$0.05		$0.13		$0.41		$0.57
Net income per common and common equivalent share–diluted	$0.05		$0.13		$0.41		$0.57
Weighted average common shares outstanding–basic	122,201		124,957		124,069		125,550
Weighted average common and common equivalent shares outstanding–diluted	122,273		124,989		124,120		125,591
Dividends declared per share	$—		$—		$0.2550		$0.2475

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$169,380	$160,071	$125,646
Marketable securities, at fair value	59,484	60,060	60,411
Inventories	266,100	233,726	265,023
Prepaid expenses and other current assets	62,167	60,668	48,876
Total Current Assets	557,131	514,525	499,956
Property and Equipment, net	385,387	421,038	424,961
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	13,929	16,338	16,581
Total Other Assets	149,633	152,042	152,285
	$1,092,151	$1,087,605	$1,077,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$150,224	$118,253	$135,004
Current debt	—	15,000	15,000
Other current and deferred liabilities	126,337	133,715	118,495
Total Current Liabilities	276,561	266,968	268,499
Noncurrent Liabilities:
Long-term debt	61,250	53,601	57,335
Other noncurrent and deferred liabilities	93,323	103,282	108,000
Deferred taxes	7,884	7,372	7,961
Total Noncurrent Liabilities	162,457	164,255	173,296
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,257	1,275	1,278
Additional paid-in capital	482,340	468,806	463,502
Treasury stock, at cost	(444,309)	(413,465)	(411,766)
Retained earnings	614,349	599,810	582,387
Accumulated other comprehensive (loss) income	(504)	(44)	6
Total Shareholders’ Equity	653,133	656,382	635,407
	$1,092,151	$1,087,605	$1,077,202

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Cash Flows from Operating Activities:
Net income	$52,253	$73,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,290	73,968
Loss on disposal and impairment of property and equipment	3,592	5,204
Deferred income taxes	1,195	(1,483)
Share-based compensation expense	15,523	14,739
Deferred rent and lease credits	(14,868)	(14,684)
Changes in assets and liabilities:
Inventories	(33,198)	(32,660)
Prepaid expenses and other assets	(190)	5,556
Accounts payable	31,947	18,758
Accrued and other liabilities	(6,780)	(47,598)
Net cash provided by operating activities	118,764	94,825
Cash Flows from Investing Activities:
Purchases of marketable securities	(31,300)	(29,097)
Proceeds from sale of marketable securities	31,946	19,056
Purchases of property and equipment	(36,601)	(27,128)
Net cash used in investing activities	(35,955)	(37,169)
Cash Flows from Financing Activities:
Proceeds from borrowings	61,250	—
Payments on borrowings	(68,750)	(12,500)
Proceeds from issuance of common stock	1,448	2,058
Dividends paid	(32,674)	(32,021)
Repurchase of common stock	(30,879)	(25,697)
Payments of tax withholdings related to share-based awards	(3,420)	(6,034)
Net cash used in financing activities	(73,025)	(74,194)

Effects of exchange rate changes on cash and cash equivalents	(475)	49
Net increase (decrease) in cash and cash equivalents	9,309	(16,489)
Cash and Cash Equivalents, Beginning of period	160,071	142,135
Cash and Cash Equivalents, End of period	$169,380	$125,646

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and thirty-nine weeks ended November 3, 2018 and October 28, 2017, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Numerator
Net income	$6,481	$16,690	$52,253	$73,025
Net income and dividends declared allocated to participating securities	(182)	(394)	(1,365)	(1,683)
Net income available to common shareholders	$6,299	$16,296	$50,888	$71,342

Denominator
Weighted average common shares outstanding – basic	122,201	124,957	124,069	125,550
Dilutive effect of non-participating securities	72	32	51	41
Weighted average common and common equivalent shares outstanding – diluted	122,273	124,989	124,120	125,591

Net Income per Share:
Basic	$0.05	$0.13	$0.41	$0.57
Diluted	$0.05	$0.13	$0.41	$0.57

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended November 3, 2018
(Unaudited)

	August 4, 2018	New Stores	Closures	November 3, 2018
Store Count:
Chico’s frontline boutiques	561	—	(6)	555
Chico’s outlets	120	4	—	124
Chico’s Canada	4	—	—	4
WHBM frontline boutiques	398	—	(4)	394
WHBM outlets	67	—	—	67
WHBM Canada	6	—	—	6
Soma frontline boutiques	265	—	(3)	262
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,440	4	(13)	1,431

	August 4, 2018	New Stores	Closures	Other Changes in SSF	November 3, 2018
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,529,237	—	(16,137)	(1,439)	1,511,661
Chico’s outlets	302,325	10,795		344	313,464
Chico’s Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	927,327	—	(9,282)	—	918,045
WHBM outlets	140,349	—	—	329	140,678
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	502,480	—	(6,237)	30	496,273
Soma outlets	35,774	—	—	—	35,774
Total Chico’s FAS, Inc.	3,462,078	10,795	(31,656)	(736)	3,440,481

As of November 3, 2018, the Company also sold merchandise through 83 international franchise locations in Mexico.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended November 3, 2018
(Unaudited)

	February 3, 2018	New Stores	Closures	November 3, 2018
Store Count:
Chico’s frontline boutiques	568	—	(13)	555
Chico’s outlets	120	4	—	124
Chico's Canada	4	—	—	4
WHBM frontline boutiques	404	—	(10)	394
WHBM outlets	69	—	(2)	67
WHBM Canada	6	—	—	6
Soma frontline boutiques	270	—	(8)	262
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,460	4	(33)	1,431

	February 3, 2018	New Stores	Closures	Other Changes in SSF	November 3, 2018
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,555,671	—	(36,041)	(7,969)	1,511,661
Chico’s outlets	302,088	10,795	—	581	313,464
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	939,606	—	(22,231)	670	918,045
WHBM outlets	143,963	—	(3,614)	329	140,678
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	511,989	—	(15,746)	30	496,273
Soma outlets	35,541	—	—	233	35,774
Total Chico’s FAS, Inc.	3,513,444	10,795	(77,632)	(6,126)	3,440,481

As of November 3, 2018, the Company also sold merchandise through 83 international franchise locations in Mexico.